Exhibit 2.1

ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement (“Agreement”) is made and entered into as of March 11, 2005, by and between CyberGuard Corporation (“Buyer”), a Florida corporation, and Zix SCM, Inc. (“Seller”), a Delaware corporation.

RECITALS

     Whereas, Seller is engaged in the development, marketing, promotion, distribution, and sale of certain web filtering and content security products currently marketed by Seller under the names “Web Inspector” and “Message Inspector” (the “Inspector Business”);

     Whereas, Seller desires to sell substantially all of the assets which are related to, necessary for, or used in connection with, the operation of the Inspector Business to Buyer, and Buyer desires to purchase such assets on the terms and conditions as set forth herein; and

     Now, Therefore, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
PURCHASE OF ASSETS

     1.1 Purchase and Sale of Assets. Upon delivery of all items required by Article V of this Agreement, Seller shall sell, convey, assign, transfer and deliver to Buyer all of its right, title and interest in and to the assets, properties, rights, licenses, contracts and business, of every kind and description, wherever located, necessary to operate and primarily used or held for use in, the Inspector Business by Seller as the same shall exist on the Closing Date, including, except for the Excluded Assets, the assets listed on Annex A hereto (collectively, the “Purchased Assets”), free and clear of all mortgages, pledges, claims, obligations, liens, security interests, defects, charges and encumbrances whatsoever (“Encumbrances”); and Buyer agrees to purchase and acquire such Purchased Assets.

     1.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the Purchased Assets shall not include, and Seller shall retain for its own use and benefit, those assets specifically listed on Annex B hereto which are used in the Inspector Business.

     1.3 Liabilities. At the Closing, Buyer shall assume and fully satisfy, pay, perform and discharge when due those Liabilities (as defined herein) of Seller specifically listed on Annex C hereto (the “Assumed Liabilities”). Buyer shall not assume any Liabilities of Seller other than the Assumed Liabilities. For purposes of this Agreement, “Liabilities” shall mean, with respect to any entity, any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or fixed, liquidated or unliquidated or due or to become due, including those arising under any law, claim or order and those arising under contract.

     1.4 Purchase Price. The Purchase Price (the “Purchase Price”) for the Purchased Assets shall be Three Million Six Hundred Twenty Six Thousand Dollars ($3,626,000) and shall be paid as follows:

          (a) At the Closing, Buyer shall deliver by wire transfer to Seller a cash payment of $2,126,000, in immediately available funds in accordance with wire transfer instructions provided to Buyer by Seller.

          (b) At the Closing, Buyer shall deliver to Seller a promissory note in the form attached as Annex D hereto (the “Promissory Note”) in the principal amount of $1,500,000, such principal amount to be paid in cash in three installments of $500,000 each on each of June 15, 2005, September 15, 2005, and December 15, 2005.

     1.5 Transfer Taxes. Buyer and Seller each agree to deliver to the other party (or to such governmental or taxing authority as the other party reasonable directs) any form of document that may be required or reasonably requested in order to obtain an exemption with respect to any federal, state, local or other, sales, use or other transfer taxes that may otherwise be required to be paid on the transfer of the Purchased Assets or that may otherwise be due with respect to such transfer, promptly upon the earlier of (i) reasonable demand by the other party or (ii) learning that such form or document is required. If any sales or other taxes are payable in connection with the transfer of any of the Purchased Assets hereunder, Seller shall be solely responsible therefor and shall hold Buyer harmless therefrom.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

     Except as otherwise set forth in the Disclosure Schedule attached hereto, Seller makes the following representations and warranties, each of which is true and correct on the date hereof :

     2.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to carry on the Inspector Business as it is currently being conducted. Seller is duly qualified, is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which it has property or employees, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” shall mean any material adverse effect on the condition (financial or otherwise) of the Inspector Business.

     2.2 Authority and Authorization. Seller has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Seller, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller, and do not constitute a breach or violation of or default under the relevant charter documents of Seller. This Agreement has been duly and validly executed and delivered by Seller and, when this Agreement is duly executed and delivered by Buyer, it will constitute a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws or court decisions relating to or affecting the rights of creditors generally, and by general principles of equity.

     2.3 Absence of Restrictions. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby (a) does not constitute a breach or violation of or default (or an event which, with or without notice or lapse of time (or both), could become a violation or default) under any judgment, decree, order, governmental permit or license to which Seller is a party, or any law, rule or regulation to which Seller is subject; (b) does not require the consent or approval of any other party to, or result in the breach, suspension or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of Seller under, or result in the creation of any liens or encumbrances upon all or any portion of the Purchased Assets pursuant to any contract to which Seller is a party or by which Seller or any of the Purchased Assets are bound or any license, permit or approval to which Seller is subject; and (c) does not and will not require any notice to, filing or registration with, or permit, authorization, consent or approval of, any governmental or regulatory organization or instrumentality.

     2.4 Intellectual Property.

          (a) Definition. For the purposes of this Agreement, “Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (A) United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (B) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (C) all copyrights (whether registered or unregistered), mask work rights, copyright registrations and applications therefor; (D) all industrial designs and any registrations and applications therefor throughout the world; (E) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (F) all databases and data collections and all rights therein throughout the world; (G) all web sites, domain names and URLs; and (H) any similar, corresponding or equivalent rights to any of the foregoing.

          (b) Section 2.4(b) of the Disclosure Schedule sets forth a list of all Purchased Assets that are used in the Inspector Business and constitute statutory Intellectual Property and domain names. The items listed on Schedule 2.4(b) as well as all other assets used in the operation of the Inspector Business that constitute Intellectual Property as defined in Section 2.4(a) (including, without limitation, the software listed on Annex A-3 hereto and trade secrets, know-how and goodwill attendant to Intellectual Property not readily reducible to schedule form) shall be referred to herein as the “Intellectual Property Assets”. Seller owns or has enforceable rights to use all such Intellectual Property Assets.

          (c) Section 2.4(c) of the Disclosure Schedule sets forth a list of all Intellectual Property licensed from third parties to Seller and used in the Inspector Business. To the knowledge of Seller, each such license is valid and in full force and effect, and is enforceable by Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws or court decisions relating to or affecting the rights of creditors generally.

          (d) Seller has not (i) entered into any exclusive licensing agreements relating to any Intellectual Property Assets; or (ii) entered into any arrangements or agreements that would cause an encumbrance or impairment of Intellectual Property Assets.

          (e) To Seller’s knowledge, other than as set forth in Section 2.4(e) of the Disclosure Schedule, the Intellectual Property Assets do not infringe, and are not based on a misappropriation of, any Intellectual Property of any third party. No proceeding charging Seller with, or an allegation of, infringement or misappropriation of the Intellectual Property Assets has been filed or, to the knowledge of Seller, is threatened by any person. Seller is not making any unauthorized use of any confidential information or Intellectual Property of any third party in connection with the conduct of the Inspector Business.

          (f) To the knowledge of Seller, there has not been any unauthorized use, disclosure, infringement or misappropriation of the Intellectual Property Assets.

          (g) Seller has secured valid written assignments from all consultants and employees who contributed to the creation or development of the Intellectual Property Assets used in the Inspector Business, of all rights to such contributions that Seller does not already own by operation of law, and Seller has obtained waivers of any moral rights existing in such contributions.

          (h) Seller has taken steps consistent with prevailing industry practice to protect and preserve confidential information of all its Intellectual Property used in the Inspector Business not otherwise protected by issued patents or published in whole by virtue of any copyright registration (“Confidential Information”). To the knowledge of Seller, no present or former employee or consultant is in material violation of any written agreement with Seller relating to Confidential Information. All use, disclosure or appropriation of Confidential Information owned by Seller by or to a third party has been pursuant to the terms of a written agreement between Seller and such third party. All use, disclosure or appropriation by Seller of Confidential Information not owned by it has been pursuant to and in accordance with the terms of a written agreement between Seller and the owner of such Confidential Information, or is otherwise lawful.

          (i) Other than as set forth in Section 2.4(i) of the Disclosure Schedule, the Intellectual Property Assets are adequate for the operation of the Inspector Business as currently conducted.

     2.5 Compliance with Laws and Regulations. Seller is in compliance in all material respects with all laws, statutes, ordinances, rules, regulations, decrees, orders, permits and other similar legal and regulatory requirements applicable to the Inspector Business, and has obtained all material authorizations, consents, approvals, orders, licenses and permits that are necessary for or applicable to the conduct of the Inspector Business from, and has accomplished all material filings, registrations and qualifications with, or obtained exemptions from, all appropriate federal, state, local or foreign governmental agencies or quasi-governmental agencies. There is no pending or, to the knowledge of Seller, threatened investigation concerning the possible violation by Seller of any such laws, regulations, statutes or the like in connection with the Inspector Business. Seller is not in violation with any term of any judgment, writ, decree, injunction or order entered by any court or governmental authority (domestic or foreign) and outstanding against Seller with respect to the Inspector Business. All material licenses and permits to conduct the Inspector Business are in full force and effect and, except as set forth on Section 2.5 of the Disclosure Schedule, are freely transferable to Buyer.

     2.6 Legal Proceedings. There are no actions, suits, claims, investigations, complaints, arbitrations or other proceedings or investigations pending or, to the knowledge of Seller, threatened against Seller with respect to the Inspector Business, before any court, governmental, administrative or other regulatory organization or instrumentality or before any arbitrator, mediator or other body of competent jurisdiction. There are no proceedings pending or, to the knowledge of Seller, threatened which seek to restrain, rescind or in any way restrict, delay or prohibit or which may have the effect of restricting, delaying or prohibiting Seller’s ability to consummate the transactions contemplated by this Agreement. Seller is not subject to any judgment, injunction, order, decree, ruling, charge or arbitration decision or award outstanding against it relating to the Purchased Assets.

     2.7 Agreements, Contracts and Commitments. Set forth in Section 2.7 of the Disclosure Schedule is a true and complete list of all material agreements, contracts and commitments to which Seller is a party or by which the Seller is bound and which relate to the Inspector Business and are to be assigned to Buyer (except for customer contracts that are memorialized only via the customer executing a “click through” license), (collectively, the “Inspector Business Agreements”). All of the Inspector Business Agreements are legal, valid, binding and enforceable against the parties in accordance with their respective terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws or court decisions relating to or affecting the rights of creditors generally, and by general principles of equity) and in full force and effect. No default (or event or condition which, upon notice, passage of time or both, would become a default or would cause the acceleration of any obligation of any party thereto or the creation of any encumbrance on any Purchased Asset) currently exists on the part of the Seller or on the part of any third party, with respect to any Inspector Business Agreement. Except as set forth on Schedule 2.7, all amounts due and owing by Seller under the Inspector Business Agreements have been paid in full. Seller has delivered to Buyer a correct and complete copy of each agreement listed in Section 2.7 of the Disclosure Schedule. Subject to obtaining any necessary consents, each agreement will be duly assigned to Buyer on the Closing Date and upon such assignment, Buyer will acquire all right, title, and interest of Seller in and to such contract and will be substituted for Seller under the terms of such agreement. Except as set forth on Section 2.7 of the Disclosure Schedule, no consent is required for such assignment.

     2.8 Labor Matters. No work stoppage or labor strike against Seller is pending, or to the knowledge of Seller, threatened, or reasonably anticipated with respect to the Inspector Business. There are no actions, suits, claims, labor disputes or grievances pending, or to the knowledge of Seller, threatened, or reasonably anticipated relating to any labor, safety or discrimination matters involving any Seller employee with respect to the Inspector Business, including, without limitation, charges of unfair practices within the meaning of the National Labor Relations Act. Seller is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to its employees of the Inspector Business, and no collective bargaining agreement is being negotiated by Seller.

     2.9 Employees. Section 2.9 of the Disclosure Schedule lists each employee or consultant of Seller used in the Inspector Business and describes such employee’s title, annual compensation, bonus or profit-sharing arrangements and accrued vacation (as of December 31, 2004), and the date his or her employment commenced. No Schedule 4.2 Employee (as hereinafter defined) has any claim against Seller on account of or for (a) overtime pay (other than for the current payroll period), (b) wages or salary (excluding current bonuses or accruals) for any period other than the current pay period, (c) vacation, time off or pay in lieu of vacation or time off, other than earned in respect of the current fiscal year, or (d) any violation of any law relating to minimum wages, child labor or maximum hours of work.

     2.10 Fees. Other than as set forth on Section 2.10 of the Disclosure Schedule, Seller has not paid or become obligated to pay any broker’s, finder’s or other intermediary’s fees in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Buyer shall have no liability for any such fees.

     2.11 Taxes. The Purchased Assets will not be subject to any Encumbrances arising out of any unpaid Taxes and there are no grounds for the assertion or assessment of any Encumbrances against the Purchased Assets in respect of any Taxes. For the purposes of this Agreement “Tax” means any federal, state, local, or foreign income, gross receipts, ad valorem, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A), customs duties, capital stock, net worth, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, workers compensation, alternative or add-on minimum, estimated, or other tax of any kind whatsoever imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, including any interest, penalty, or addition thereto, without regard to whether such tax is disputed or not or arose before, on or after the Closing Date.

     2.12 Necessary Property. The Purchased Assets and Assumed Liabilities constitute all of Seller’s material property and property rights now used, useful or necessary for the conduct of the Inspector Business in the manner and to the extent presently conducted by Seller.

     2.13 Financial Statements.

          (a) Attached to Section 2.13 of the Disclosure Schedule is selected financial data relating to the Inspector Business (the “Financial Schedule”).

          (b) The Financial Schedule was derived from the books and records of the Inspector Business and (i) is true and correct with respect to the data presented therein, (ii) presents fairly, in all material respects, the information set forth thereon, and (iii) has been prepared in accordance with GAAP.

     2.14 Events Subsequent to December 31, 2004. Since December 31, 2004, except as set forth in Section 2.14 of the Disclosure Schedule, there has been no:

          (a) adverse change in the condition of the Inspector Business other than changes in the ordinary course;

          (b) loss or threatened loss of a material customer account of the Inspector Business;

          (c) material damage, destruction or loss, whether covered by insurance or not, affecting the Purchased Assets;

          (d) transaction entered into or carried out by Seller related to the Inspector Business other than in the ordinary course of the business;

          (e) grant of any Encumbrance with respect to the Purchased Assets;

          (f) transfer of any material assets related to the Inspector Business other than arm’s-length sales, leases, or dispositions in the ordinary course of the business;

          (g) modification or termination of any contract or any material term thereof related to the Inspector Business;

          (h) any increase in the compensation payable to employees of the Inspector Business or any increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan, for or with such employees, or any change in any benefit plan, other than in the ordinary course of business; or

          (i) commitment or agreement by Seller to do any of the foregoing items.

     2.15 Use and Condition of Property. All of the Purchased Assets are in good operating condition and repair as required for their use in the Inspector Business as presently conducted, and conform in all material respects to all applicable laws, and no notice of any violation of any law relating to any of the Purchased Assets has been received by Seller except such as have been fully complied with. There is no proposed, pending or threatened condemnation proceeding or similar action affecting the Purchased Assets or with respect to any streets or public amenities appurtenant thereto or in the vicinity thereof which would adversely affect the Inspector Business or the use of the Purchased Assets.

     2.16 No Breach of Law or Governing Documents. Seller, in connection with the Inspector Business, has complied with and is not in default under or in breach or violation of any applicable law of any government body, or the provisions of any franchise or license, or in default under or in breach or violation of any provision of its certificate of incorporation or its bylaws. Neither the execution of this Agreement nor the Closing do or will constitute or result in any such default, breach or violation. No government permits or consents are necessary to effect the transactions contemplated hereby.

     2.17 Product Warranties. Set forth on Section 2.17 of the Disclosure Schedule are the written standard forms of product warranties and guarantees used in the Inspector Business, and copies of all other material product warranties and guarantees, and a summary of all material oral product warranties used by Seller if different from the foregoing. Except as specifically described on Section 2.17 of the Disclosure Schedule, since December 31, 2004, no product warranty or similar claims have been made against Seller in connection with the Inspector Business except routine claims as to which, in the aggregate, losses and expenses in respect of repair or replacement of merchandise do not and will not exceed $10,000. The aggregate loss and expense attributable to all product, warranty and similar claims now pending or hereafter asserted with respect to the Purchased Assets sold on or prior to the Closing Date will not exceed $10,000. To Seller’s knowledge, no person or party (including, but not limited to, government agencies of any kind) has any claim, or basis for any action or proceeding, against Seller under any Law relating to unfair competition, false advertising or other similar claims arising out of product warranties, guarantees, specifications, manuals or brochures used in the Inspector Business.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

     3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Buyer has the requisite corporate power and all necessary governmental authority to conduct its business as currently being conducted and is duly qualified, is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on Buyer’s business, financial condition or operations, taken as a whole.

     3.2 Authority and Authorization. Buyer has the requisite corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and do not and will not constitute a breach or violation of or default under the relevant charter documents of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, when this Agreement is duly executed and delivered by Seller, it will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws or court decisions relating to or affecting the rights of creditors generally.

     3.3 Absence of Restrictions. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby

(a) does not and will not constitute a breach or violation of or default (or an event which, with or without notice or lapse of time (or both), could become a breach, violation or default) under any judgment, decree, order, governmental permit or license to which Buyer is a party, or any law, rule or regulation to which Buyer is subject; (b) does not and will not require the consent or approval of any other party to any contract to which Buyer is a party; and (c) does not and will not require any notice to, filing or registration with or permit, authorization, consent or approval of, any governmental or regulatory organization or instrumentality

     3.4 Legal Proceedings. There are no proceedings pending or, to the knowledge of Buyer, threatened which seek to restrain, rescind or in any way restrict, delay or prohibit or which may have the effect of restricting, delaying or prohibiting Buyer’s ability to consummate the transactions contemplated by this Agreement.

     3.5 Fees. Buyer has not paid or become obligated to pay any broker’s, finder’s or other intermediary’s fees in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE IV
COVENANTS AND OTHER AGREEMENTS

     4.1 Nondisclosure. In the event the transactions contemplated by this Agreement are not consummated for any reason whatsoever, Buyer agrees to keep confidential and not to use or disclose to any person any data or information relating to Seller or its business or operations (including, without limitation, concerning Intellectual Property, the customers, employees, accounts or trade practices of Seller) which Seller communicated to Buyer or any successor corporation (whether by disclosure to Buyer or any of its affiliates or by Buyer’s discovery as a result of its due diligence investigation), except (a) information which Seller, in its sole discretion, consents to the use or disclosure of; (b) information which was known to Buyer or any of its affiliates prior to its discussions with Seller, and was not known to be subject to any confidentiality obligations; (c) information that is or becomes generally available to the public other than as a result of disclosure by Buyer; (d) information that becomes available to Buyer free of any obligation of confidence as acknowledged by Seller in writing; and (e) information Buyer or any of its affiliates may legally be required to disclose pursuant to applicable laws, regulations or court or administrative orders; provided, however, that prior to any such disclosure, and as soon as practicable following its discovery of the need therefor, the party required to make disclosure shall (i) assert the confidential nature of the information; (ii) immediately notify Seller in writing of the anticipated disclosure; and (iii) cooperate fully with Seller in protecting against such disclosure and/or obtaining confidential treatment for the information disclosed. Seller agrees to treat any information delivered or disclosed to Seller by Buyer or any of its affiliates in a corresponding manner. The parties acknowledge that in the event of a breach by any party of any of its obligations under this Section, the other parties will be irreparably harmed and will be entitled to specific performance of such obligations, and to recover reasonable attorneys fees’ and costs in connection with the enforcement of such party’s rights, as well as any and all other remedies to which such party may be entitled at law or in equity.

     4.2 Transferred Employees; Transition Services.

          (a) Buyer will offer employment to each employee set forth in Schedule 4.2 the Disclosure Schedule (the “Schedule 4.2 Employees”) on or prior to March 16, 2005. The individuals who accept such offer shall be referred to as the “Transferred Employees” and the date of the commencement of their employment with Buyer shall be referred to as the “Inception of Employment Date.” A Schedule 4.2 Employee shall continue to be an employee of Seller until the Inception of Employment Date occurs with respect to that employee. If the Inception of Employment Date occurs following the Closing Date, then Buyer shall reimburse Seller for the continuing cost of employing the Schedule 4.2 Employee(s) in question at the rate of 1.25 times the base salary of the Schedule 4.2 Employee(s) in question. Schedule 4.2 also sets forth all consultants for whom consulting agreements are being assigned to Buyer concurrent with the Closing. Nothing herein shall be deemed to affect or limit in any way normal management prerogatives of Buyer with respect to the Transferred Employees. With respect to employees of Seller in connection with the Inspector Business who are terminated but are not Schedule 4.2 Employees, Seller agrees to provide, as applicable, such continuation coverage through Seller’s health benefit plans in accordance with COBRA, and Seller shall continue to have full responsibility for such continuation coverage.

          (b) For at least six (6) months after Closing, Seller will permit the Transferred Employees to office at the Dallas and Boston premises of Seller. Buyer will pay to Seller the amount of $1,000 per month per Transferred Employee that so offices at Seller’s Dallas or Boston premises. In the event a Transferred Employee is terminated, amounts paid for Transferred Employees pursuant to this Section 4.2(b) shall be prorated for the actual period of employment for such Transferred Employee. This agreement to so use Seller’s premises may be extended beyond such six month period by written mutual agreement between Seller and Buyer. Buyer may terminate this arrangement upon 10 days’ prior written notice to Seller.

          (c) With respect to the Transferred Employees and in connection with the Inspector Business, for a period of six (6) months after the date hereof, Seller agrees to provide within normal business hours such transition assistance and services to Buyer as Buyer may reasonably request. These services shall include, without limitation:

               (1) Physical access to office building(s) to Transferred Employees;

               (2) Office space and furnishings for Transferred Employees;

               (3) End-user technical support for current hardware and software systems;

               (4) Hardware for Transferred Employees to perform their functions;

               (5) Software, including but not limited to desktop software, licensing software, support software (Heat), etc;

               (6) Phone, email and access to the internet;

               (7) Remote and on-site access to premises and systems by Transferred Employees and authorized Buyer personnel;

               (8) Access to electronic and hard-copy product and support documentation;

               (9) Reporting produced by current systems (e.g. sales, support calls, etc);

               (10) For order entry support for 45 days following Closing to facilitate the completion of a sale (provided that Buyer pays the cost of the person providing such support at the rate of 1.25 that person’s base salary); and accounting support to up to 45 days following the Closing at no additional cost to Buyer; and

               (11) Other requirements that Buyer may reasonably request..

Unless otherwise stated, the above transition services shall be provided to Buyer at no additional cost.

     4.3 Tax Matters.

          (a) Seller shall pay all applicable sales, use or other similar transfer Taxes that are, or become, due or payable as a result of the sale, conveyance, assignment, transfer or delivery of the Purchased Assets hereunder, whether levied on Buyer, the Purchased Assets or Seller. Seller, in the case of the Purchased Assets, shall prepare, subject to Buyer’s reasonable approval, and file any Tax Returns required in respect of such Taxes.

          (b) All personal property, ad valorem and any other local or state Taxes relating to the Purchased Assets or the Inspector Business which shall be accrued but unpaid as of the Closing Date, or which shall be paid as of the Closing Date but relate in whole or in part to periods after the Closing Date, shall be prorated to the Closing Date and shall be reflected on the Closing Settlement Schedule. Any such prorated Taxes which may be ultimately assessed after the Closing Date shall be paid by Seller to Buyer or Buyer to Seller, as the case may be, within thirty (30) days of such determination.

          (c) Seller and Buyer shall report Buyer’s purchase of the Purchased Assets pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable laws in a consistent manner and shall take no position contrary thereto. Such allocation shall be agreed upon in writing by Buyer and Seller within thirty (30) days following the receipt of closing balance sheet. Buyer and Seller each shall be responsible for the preparation of any statements and forms to be filed pursuant to Section 1060 of the Code or in accordance with other applicable law.

          (d) Seller agrees to furnish or cause to be furnished, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to the Purchased Assets as is reasonably necessary for the preparation of any Tax Return for Taxes claims for refund or audit or prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment of Taxes paid.

          (e) Seller, upon request, shall use its reasonable efforts to provide or obtain from any taxing authority any certificate or other document necessary to mitigate, reduce or eliminate any Taxes (including additions thereto or interest and penalties thereon) that otherwise would be imposed with respect to the transactions contemplated in this Agreement.

     4.4 Grantback License.

          (a) As of the Closing Date, all right, title and interest in and to the Message Inspector software (“MI Software”), among other intellectual property acquired pursuant to this Agreement, and all patents and copyrights therein are owned solely and exclusively by Buyer.

          (b) For a period of four (4) years from the Closing Date, Buyer will grant to Seller a limited, personal, fully paid-up, non-transferable (except as provided below), non-exclusive license to use and modify version 4.3 of the MI Software for the sole purpose of providing support to Seller and the six (6) customers of Seller set forth on Schedule 4.4(b) hereof solely as part of the Seller’s bundled service hosted in Seller’s data centers and in no event in a stand-alone mode. Subject to Seller complying with the terms and conditions of this license, Buyer agrees and covenants (on its behalf and on behalf of its affiliated companies) not to sue Seller or any of its affiliated companies for any cause of action or claim based upon or arising from any allegation of patent infringement arising under the following patents that are being acquired by the Buyer from Seller hereunder, to the extent the patents apply to the MI Software: 6,119,114; 6,173,298; 6,621,930B1 and 6,687,687B1.

          (c) Any modifications of or updates to the MI Software created or developed by the Seller pursuant to this license automatically become the property of the Buyer and, upon reasonable request of Buyer, Seller shall allow Buyer to audit Seller’s use of the MI Software including any documentation relating to modifications and updates. Seller hereby assigns to Buyer its entire right, title and interest in and to any such updates or modifications, including any intellectual property rights relating thereto. Seller further agrees to take any and all additional actions reasonably requested by Buyer to give effect to the foregoing.

          (d) The MI Software is provided by Buyer AS IS, with no express or implied warranties of any kind, which are hereby expressly disclaimed in their entirety.

          (e) The Buyer shall have no obligation to maintain or support the MI Software whatsoever.

          (f) The Buyer shall not be liable for any direct, indirect, consequential, incidental, special or punitive damages whatsoever in connection with the license.

          (g) This license will terminate automatically if Seller fails to comply with any term or condition of this license.

          (h) Seller hereby agrees to comply with all export/import control laws and regulations issued by the U.S. Department of Commerce regarding the exporting, importing or re-exporting of the MI Software.

          (i) Seller shall indemnify, defend and hold harmless Buyer from any losses, damages, costs or other expenses incurred by the Buyer to the extent arising out of Seller’s use or misuse of the MI Software or breach of this license.

          (j) All rights not expressly granted by Buyer to Seller herein are hereby reserved by the Buyer.

          (k) The license may be assigned, subject to all restrictions and terms and conditions pertaining to the license set forth above and during the term of the license only, by Seller only to either (a) any business entity in which or with which the Seller or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities; or (b) any business entity acquiring all or substantially all of the assets relating to Seller’s secure messaging business.

          (l) The rights and obligations granted to Seller under this Section 4.4 may be assigned by Seller to Zix Corporation or any of its affiliates subject at all times to such Assignee’s agreement to be bound by the terms and conditions of this Section 4.4.

     4.5 Noncompetition and Nonsolicitation.

          (a) Noncompetition. Other than permitted pursuant to Section 4.4, for a period of three (3) years after the Closing Date, neither Seller nor its affiliates shall, anywhere in the United States, directly or indirectly invest in, own, manage, operate, control or guarantee the obligations of any entity engaged in or planning to become engaged in the business of developing, designing, manufacturing or maintaining url (web filtering), anti-virus, or anti-spam products (“Competing Business”). The parties will negotiate in good faith with a view toward entering into a mutually acceptable OEM arrangement within 30 days of the Closing, pursuant to which Seller or its affiliated companies would be permitted to resell Buyer’s anti-spam and url (web filtering) products and services.

          (b) Nonsolicitation. For a period of three (3) years after the Closing Date, neither Seller nor its affiliates shall, directly or indirectly (including, without limitation, in connection with the collection of accounts receivables of the Inspector Business), do any of the following:

               (1) Solicit, for any Competing Business, the business of any customer of the Inspector Business;

               (2) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer or in any way adversely interfere with its business relationship with Buyer;

               (3) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer or in any way adversely interfere with its business relationship with Buyer; or

               (4) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer for a Competing Business or in any way adversely interfere with the relationship between Buyer and any of its employees or independent contractors.

          (c) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 4.5 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 4.5 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 4.5 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage conferred on Seller.

     4.6 Sublicense. To the extent permitted under the Additional Patent License Agreement (“APLA”) dated as of September 25, 2003 between Seller, Seller’s affiliates and Tumbleweed Communications, Corp., Seller hereby grants to Buyer a sublicense of all of Seller’s rights under the APLA to allow Buyer to provide services to Buyer’s customers who will utilize Seller’s products.

     4.7 Right to Use. For a period of one year from the date of this Agreement, Buyer grants to Seller and its affiliates a limited, personal, fully paid-up, non-transferable right to use, for internal purposes only, the binary version of the “Web Inspector” product transferred to Buyer hereunder. Such right to use may not be assigned or transferred in any way (other than to Seller’s affiliates) and shall be for the sole benefit of Seller and its affiliates. The Web Inspector product is provided by Buyer AS IS, with no express or implied warranties of any kind, which are hereby expressly disclaimed in their entirety. The Buyer shall have no obligation to maintain or support the Web Inspector product whatsoever. The Buyer shall not be liable for any direct, indirect, consequential, incidental, special or punitive damages whatsoever in connection with the right to use. This right to use will terminate automatically if Seller fails to comply with any term or condition of this Section 4.7. Seller shall indemnify, defend and hold harmless Buyer from any losses, damages, costs or other expenses incurred by the Buyer to the extent arising out of Seller’s use or misuse of the Web Inspector product or breach of this Section 4.7. All rights not expressly granted by Buyer to Seller herein are hereby reserved by the Buyer.

ARTICLE V
CLOSING

     5.1 Date of Closing. The Closing provided for in this Agreement, and the consummation of the transactions to be completed herewith (referred to in this Agreement as the “Closing” and the date thereof as the “Closing Date”), will take place on March 11, 2005, or such other date mutually acceptable to Buyer and Seller, effective as of the close of business on such date. The Closing will take place at the offices of Boult, Cummings, Conners & Berry, PLC, 1600 Division Street, Suite 700, Nashville, Tennessee 37203.

     5.2 Deliveries to Buyer. At or before the Closing, Seller will deliver, or cause to be delivered, as appropriate, to Buyer, in each case in form and substance reasonably satisfactory to Buyer, against the deliveries by Buyer specified in Section 5.3:

          (a) A Bill of Sale in the form attached hereto as Annex E and an Assignment and Assumption Agreement in the form attached hereto as Annex F, along with any other such executed bills of sale, endorsements, assignments, subleases, and other good and sufficient instruments of conveyance, transfer and assignment, each to be dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer and its counsel, as shall be necessary or appropriate to vest in Buyer good title in and to the Purchased Assets;

          (b) copies of all consents and approvals set forth in Section 5.2 of the Disclosure Schedule necessary to insure that Buyer will continue to have the same full rights in respect to such Purchased Assets and Assumed Liabilities as Seller had immediately prior to the consummation of the transaction contemplated hereunder shall have been obtained; and

          (c) such other documents as Buyer may reasonably request, duly executed and acknowledged or notarized where appropriate.

     5.3 Deliveries by Buyer. At the Closing, Buyer will deliver, or cause to be delivered, as appropriate, in each case in form and substance reasonably satisfactory to Seller, against the deliveries specified in Section 5.2:

          (a) cash in the amount of $2,126,000 by wire transfer as specified by Seller;

          (b) the Promissory Note;

          (c) the Bill of Sale and Assignment and Assumption Agreement; and

          (d) such other documents as Seller may reasonably request, duly executed and acknowledged or notarized where appropriate.

     5.4 Further Assurances and Post-Closing Covenants; Consent of Third Parties.

          (a) Each party to the Agreement agrees that it will, at any time and from time to time after the Closing Date, upon the reasonable request and without further consideration, do, execute, perform, acknowledge, and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, endorsements and assurances as may be reasonably required for the assignment, transfer, grant, conveyance, assurance and confirmation to Buyer, or its successors and assigns, of the Purchased Assets sold to Buyer as provided herein. Seller shall use commercially reasonable efforts to deliver to Buyer within 30 days of the Closing the third party consents referenced in Schedule 2.7 of the Disclosure Schedule.

          (b) Consent Of Third Parties. Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any contract or agreement, permit, certificate, approval, authorization or other right, which by its terms or by law is nonassignable without the consent of a third party or a governmental authority or is cancelable by a third party or governmental authority in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. Seller shall use its commercially reasonable efforts to obtain such consents promptly. Buyer shall use its commercially reasonable efforts to assist and cooperate with Seller in fulfilling the foregoing obligations. Once the consent to assignment of any Nonassignable Asset is obtained, such Nonassignable Asset shall be deemed to be automatically assigned to Buyer in accordance with the terms and conditions of this Agreement without further action by any party hereto. Seller shall not have any liability to Buyer arising out of the operation or management of the Nonassignable Assets other than for gross negligence or willful misconduct or violations of its obligations under this Agreement. As of and from the Closing Date, Seller authorizes Buyer, to the extent permitted by applicable law and the terms of the Nonassignable Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of Seller under the Nonassignable Assets. In the event a Purchased Asset set forth on Section 5.2 of the Disclosure Schedule remains a Nonassignable Asset 14 days following the Closing Date, the principal amount due under the Promissory Note shall be reduced by the amount set forth opposite the applicable contract on Section 5.4(a) of the Disclosure Schedule. If, after a reduction of the Promissory Note pursuant to the preceding sentence, a consent is received for such Nonassignable asset within 90 days of the Closing Date, the applicable amount set forth on Section 5.4(a) of the Disclosure Schedule shall be returned to the principal balance due under the Promissory Note.

ARTICLE VI
INDEMNIFICATION

     6.1 Survival; Remedy for Breach. The representations and warranties contained in Sections 2.1, 2.2, 3.1, and 3.2 herein shall survive the Closing and continue in full force and effect indefinitely, and the remaining of the representations and warranties contained herein shall survive the Closing and continue in full force and effect until the second anniversary of the Closing Date. Notwithstanding the foregoing, any representation or warranty with respect to which an indemnity may be sought will survive the time at which it would otherwise terminate if notice given in good faith of the specific breach or inaccuracy thereof giving rise to such indemnity is given to the party against whom such indemnity may be sought, prior to such time. Covenants contained in this Agreement which, by their terms, are to be performed after the Closing, are not within the scope of this Article 9. As used hereinafter in Article 9, the term “Damages” means any and all claims, losses, damages, liabilities, expenses and costs, including, without limitation, reasonable attorneys’ fees, expert fees, response costs, remediation costs and other costs of investigating and preparing for any matters giving rise to indemnification or attempting to avoid or mitigate the same or oppose the imposition; provided, however, that Damages shall not include indirect, special, consequential or punitive damages. Nothing in the foregoing paragraph shall preclude either party from bringing an action for fraud involving intentional and wanton conduct with respect to the transactions contemplated by this Agreement.

     6.2 Indemnification of Buyer. From and after the Closing Date, Seller will indemnify, defend and hold harmless Buyer from and against any and all Damages incurred by Buyer arising from, or as a result of:

          (a) any claim made by a third party with respect to the operation of the Inspector Business or the Purchased Assets by Seller prior to the Closing Date;

          (b) any Liability other than an Assumed Liability; or

          (c) any breach of any representation, warranty or covenant set forth in this Agreement, including any Schedule hereto, or in any certificate or other instrument delivered by or on behalf of Seller pursuant to this Agreement.

     6.3 Indemnification by Buyer. From and after the Closing, Buyer will indemnify and hold harmless Seller from and against any and all Damages incurred by Seller , arising from, or as a result of:

          (a) any claim made by a third party with respect to the operation of the Inspector Business or the Purchased Assets following the Closing Date;

          (b) any Assumed Liability;

          (c) any breach of any representation, warranty or covenant set forth in this Agreement, including any Schedule hereto, or in any certificate or other instrument delivered by or on behalf of Buyer pursuant to this Agreement.

     6.4 Limitation on Indemnification. Buyer and Seller shall be liable under this Article VI only for the amount by which Damages for which they or it would otherwise be liable under this Article VI shall exceed $100,000.

     6.5 Claims for Indemnification. Subject to the limitations stated in Section 6.1 and the special procedures for third party claims set forth in Section 6.6, whenever any claim arises for indemnification hereunder, the party seeking indemnification (in each such case, the “Indemnified Party”), must notify the party or parties from whom indemnification is being sought (in each such case, the “Indemnifying Party”) of such claim in writing promptly after such Indemnified Party has actual knowledge of the facts constituting the basis for such claim; each Indemnified Party will also so notify the Indemnifying Party promptly after the commencement of any legal proceedings with respect to any such claim. The failure to so notify the Indemnifying Party will relieve the Indemnifying Party from any Liability which it may have to any Indemnified Party only to the extent the Indemnifying Party is materially prejudiced as a direct, proximate result of such failure. Such notice will specify all facts known to such Indemnified Party giving rise to the indemnification sought and the amount or an estimate of the amount of the obligation or Liability arising therefrom. Such notice will also include photocopies of all relevant communications received from third party claimants and their attorneys. The right of such Indemnified Party to indemnification hereunder and the estimated amount thereof, as set forth in such notice, will be deemed agreed to by the Indemnifying Party unless, within 30 days after such notice is given, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party disputes the right to indemnification as set forth or estimated in such notice, in which case the parties will endeavor in good faith to settle and compromise such dispute, and if they fail to settle and compromise the dispute within 60 days, they shall resolve the dispute by binding arbitration.

     6.6 Third Party Claims. Subject to the limitations stated in Section 6.1, except as specifically provided for hereinafter, if the facts giving rise to any indemnification provided for herein will involve any actual or threatened claim or demand by any person other than a party to this Agreement or its successors or permitted assigns (a “third party”) against any Indemnified Party or any possible claim by an Indemnified Party against any third party, the Indemnifying Party will be entitled, upon its election, by written notice given to the Indemnified Party as soon as reasonably practicable and in any case within 30 days after the date on which notice of the claim or demand is given to the Indemnifying Party, to assume the defense or prosecution of such claim and any litigation resulting therefrom at its expense and through counsel of its own choosing; provided, however, that if by reason of the claim of such third party a lien, attachment, garnishment or execution is placed upon any of the property or assets of such Indemnified Party, the Indemnifying Party, if it desires to exercise its right to defend or prosecute such claim or litigation, will furnish an indemnity bond or other form of security reasonably satisfactory to the Indemnified Party to obtain the prompt release of such lien, attachment, garnishment or execution. Section 6.1 will not apply to any third party claim which is filed against an Indemnified Party within the period specified in Section 6.1 but as to which the Indemnified Party does not receive notice until after the period specified in Section 6.1. If the Indemnifying Party assumes the defense or prosecution of any such claim or litigation, it will take all steps necessary in the defense, prosecution or settlement of such claim or litigation. In any such suit, action or proceeding, the Indemnified Party will have the right to retain its own counsel, but the fees and expenses of such counsel will be at its own expense unless (a) the parties mutually agree to the retention of such counsel or (b) the named parties to such suit, action or proceeding (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and the representation of both parties by the same counsel presents a conflict of interest as reasonably determined by counsel to the Indemnified Party. The Indemnifying Party will not be liable for any settlement effected without its consent, which consent will not be unreasonably withheld or delayed. The Indemnifying Party may settle any claim without the consent of any Indemnified Party, but only if the sole relief granted is money damages that are paid in full by the Indemnifying Party and either (a) the consent to the entry of any judgment or settlement includes as an unconditional term thereof the giving to the Indemnified Party of a release from all Liability with respect to such claim or litigation or (b) the litigation against the Indemnified Party is dismissed with prejudice in its entirety. If the Indemnifying Party does not assume the defense or prosecution of any such claim or litigation within the 30 day period specified above, the Indemnified Party may defend against or prosecute such claim or litigation in such manner as it may deem appropriate and may settle such claim or litigation, after giving written notice thereof to the Indemnifying Party, on such terms as such Indemnified Party may deem appropriate; and the Indemnifying Party will promptly reimburse such Indemnified Party for the Damages incurred as a result of such settlement. Nothing in this Section 6.6 shall prevent the Indemnified Party from taking such action, prior to the Indemnifying Party’s agreement to assume the defense of a claim, as is reasonably necessary to prevent the taking of a default judgment, temporary restraining order or preliminary injunction against the Indemnified Party, and the reasonable costs of such action shall be deemed Damages hereunder. If no settlement of such claim or litigation is made, the Indemnifying Party will promptly reimburse such Indemnified Party for the amount of any judgment rendered with respect to such claim or such litigation and for all expenses, legal and other, incurred by such Indemnified Party in connection with any such judgment for which the Indemnified Party has been so reimbursed pursuant hereto, provided, however, that if such judgment is appealable and such Indemnified Party notifies the Indemnifying Party of its intention not to appeal, the Indemnifying Party may prosecute such appeal, at its sole cost and expense and subject to the obligations set forth herein.

     6.7 Payment of Indemnity. Each amount determined to be payable by an Indemnifying Party to an Indemnified Party under the terms hereof (“Indemnity”) will be paid in cash to the Indemnified Party within 30 days after the date on which the Indemnifying Party is notified in writing of the amount of such Indemnity, as finally determined in accordance with the terms hereof. Each such notice will itemize the Damages comprising the Indemnity, and such itemization shall be certified to be true and correct by the Indemnified Party or its legal representative.

ARTICLE VII
GENERAL

     7.1 Payment of Expenses. Each party to this Agreement will bear all the fees, costs and expenses that are incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

     7.2 Notices. Any notice or other communication to be given hereunder by any party to another must be in writing and delivered personally, by facsimile or sent by registered or certified mail, postage prepaid, or delivered to a recognized overnight courier service (such as Federal Express), shipping charges prepaid, addressed as follows:

Buyer:	CyberGuard Corporation
350 SW 12th Avenue
Deerfield Beach, Florida 33442
Attention: Patrick J. Clawson
Fax: (954) 375-3505

with a copy to:	Boult, Cummings, Conners & Berry, PLC
1600 Division Street, Suite 700
P.O. Box 340025
Nashville, Tennessee 37203
Attention: Jeffrey Buschmann, Esq.
Fax: (615) 252-6388

Seller:	Zix SCM, Inc.
2711 North Haskell Avenue
Suite 2300, LB 36
Dallas, Texas 75204-2960
Attention: Ronald A. Woessner, General Counsel
Fax: (214) 515-7385

with a copy to:	Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201

Attention: Soren Lindstrom, Esq.
Fax: (214)661-4506

or such other persons or such other addresses as may be designated in writing by the parties, by a notice given as aforesaid.

     7.3 Headings and Certain Definitions. The headings of the several sections of this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

     7.4 Counterparts. This Agreement may be executed in one or more counterparts in original or facsimile, all of which will be considered one and the same agreement, and will become a binding agreement when one or more counterparts have been signed by each party and delivered to the other parties.

     7.5 Binding Nature. This Agreement will be binding upon and inure to the benefit of, the personal representatives, executors, administrators, heirs, successors, legal guardians and permitted assigns of the parties hereto, and any personal representatives, executors, administrators, heirs, successors, legal guardians or permitted assigns of such party. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto.

     7.6 Waiver. Any party hereto may, by written notice only to the other party, (a) waive any of the conditions to its obligations hereunder or extend the time for the performance of any of the obligations or actions of the other, (b) waive any inaccuracies in the representations of the other contained in this Agreement or in any documents delivered pursuant to this Agreement, (c) waive compliance with any of the covenants of the other party contained in this Agreement, and (d) waive or modify performance of any of the obligations of the other. No action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition or agreement contained herein. Waiver of the breach of any one or more provisions of this Agreement will not be deemed or construed to be a waiver of other breaches or subsequent breaches of the same provisions.

     7.7 Entire Agreement, Amendments. This Agreement, together with its Schedules and exhibits, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect thereto. No amendment, modification or rescission of this Agreement or any related Agreement will be effective unless set forth in a writing signed by all parties.

     7.8 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A

TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

     7.9 Attorneys’ Fees. In the event any party hereto initiates any legal action to enforce the provisions hereof, the party(ies) prevailing in such action will be entitled to recover from the other party(ies) to such action all reasonable attorneys’ fees, expert witness fees and expenses incurred in connection therewith.

     7.10 Applicable Law. This agreement will be governed by the laws of the State of Florida without regard to any choice of law or conflict of laws principles and as applicable to contracts to be entered into and performed entirely within the State of Florida. The parties hereby consent to the exclusive jurisdiction and venue in the State of Florida for the resolution of any dispute arising out of this agreement or any document delivered pursuant thereto.

     7.11 Severability. If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable as to any party or in any jurisdiction, then such provision or provisions will be invalid, illegal or unenforceable without affecting or otherwise impairing the enforceability of the remaining provisions contained herein or in the related agreements and without affecting or otherwise impairing the enforceability of the same provisions in this Agreement or the related agreements with respect to any other party or in any other jurisdiction.

     7.12 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any person other than the parties hereto and their respective successors or assigns any rights (including third-party beneficiary rights), remedies, obligations or Liabilities under or by reason of this Agreement or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, Liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement. No third party shall have any right, independent of any that exists irrespective off this Agreement, under or granted by this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement.

[Signature Pages Follow]

     In Witness Whereof, the undersigned have executed this Agreement as of the date first above written.

BUYER:

CyberGuard Corporation,
a Florida corporation

By:	/s/ Patrick Clawson

Name:	Patrick Clawson

Its:	CEO

SELLER

Zix SCM, Inc.,
a Delaware corporation

By:	/s/ Brad Almond

Name:	Brad Almond

Its:	VP Finance and Administration, CFO